SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        ---------------------------------

                         DATE OF REPORT: MARCH 22, 2004


                                  FINDWHAT.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                Nevada                    0-30428              88-0348835
    (STATE OR OTHER JURISDICTION    (COMMISSION FILE NO.)    (IRS EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)


                        5220 Summerlin Commons Boulevard
                            Fort Myers, Florida 33907
                                 (239) 561-7229
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)


                                 Not Applicable
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On March 23, 2004, FindWhat.com, a Nevada corporation (the "Company"), issued a press release announcing it had completed its acquisition of Comet Systems, Inc., a Delaware corporation ("Comet") on March 22, 2004, pursuant to a merger of Comet with and into a wholly-owned subsidiary of FindWhat.com. A copy of the press release was previously filed as Exhibit 99.1 on Form 8-K filed March 23, 2004 and is incorporated herein by reference. Under the terms of the Amended and Restated Agreement and Plan of Merger, dated March 14, 2004, a copy of which is attached hereto as Exhibit 2.5 and is incorporated herein by reference, FindWhat.com has acquired Comet for approximately $8.1 million in cash and 837,510 shares of FindWhat.com common stock, with Comet shareholders receiving the cash and stock consideration in accordance with the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger and the Certificate of Incorporation of Comet, as amended. Comet stockholders may receive up to an additional $10.0 million in cash based on Comet's operating performance in 2004 and 2005. The cash portion of the transaction was funded from FindWhat.com's cash from operating activities. FindWhat.com intends to file a shelf registration statement on Form S-3 in order to cover resales of the shares of FindWhat.com common stock issued in connection with the acquisition. Allocation of the purchase price will be determined based on fair market valuation of the net assets acquired.

         The transaction was accomplished through arms-length negotiations between FindWhat.com's management and Comet's management. Comet's preferred and common stockholders approved the transaction by written consent in accordance with Delaware law. There was no material relationship between the shareholders of Comet and FindWhat.com or any of FindWhat.com's affiliates, any of FindWhat.com's directors or officers, or any associate of any such FindWhat.com director or officer, prior to this transaction.

         FindWhat.com notes that Comet's contract for sponsored online searches with Overture Services, Inc. shall terminate on June 22, 2004. FindWhat.com anticipates providing FindWhat.com Network and other paid listings to Comet's users upon the termination of the contract with Overture Services, Inc.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.


       (a) Financial Statements of Comet Systems, Inc.

               Report of Independent Auditors                                   F-1

               Balance Sheets as of December 31, 2003 and 2002                  F-2

               Statements of Operations for the years ended
               December 31, 2003 and 2002                                       F-3

               Statements of Changes in Stockholders' Deficit and
               Redeemable Securities for the years ended
               December 31, 2003 and 2002                                       F-4

               Statements of Cash Flows for the years ended
               December 31, 2003 and 2002                                       F-5



               Notes to Financial Statements                                    F-6-14

         (b)   Pro Forma Financial Information

               The following is a list of the pro forma condensed consolidated financial information for FindWhat.com and Comet filed with this report:

               Unaudited Pro Forma Condensed Consolidated
               Balance Sheet as of December 31, 2003                            F-16

               Unaudited Pro Forma Condensed Consolidated
               Statement of Operations for the Year Ended
               December 31, 2003                                                F-17

               Notes to Unaudited Pro Forma Condensed Consolidated
               Financial Statements                                             F-18



         (C)   EXHIBITS.

               EXHIBIT NO.                      DESCRIPTION
               -----------                      -----------

                 2.5 Amended and Restated Agreement and Plan of Merger among FindWhat.com, Haley Acquisition Corp. and Comet Systems, Inc., dated March 14, 2004. (Reference is made to Exhibit 2.5 to the current report on Form 8-K filed with the Securities and Exchange Commission on April 6, 2004, and incorporated herein by reference.)

                23.1           Independent Auditor's Consent

                99.1 Press Release, dated March 23, 2004, entitled "FindWhat.com Completes Comet Systems Acquisition." (Reference is made to Exhibit 99.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2004, and incorporated herein by reference.)

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      FINDWHAT.COM

Date:  April 9, 2004                  By: /s/ Phillip R. Thune
                                         ---------------------------------------
                                         Phillip R. Thune
                                         Chief Operating Officer and
                                         Chief Financial Officer

PRICEWATERHOUSECOOPERS LLP

                                                     PRICEWATERHOUSECOOPERS LLP
                                                     1301 Avenue of the Americas
                                                     New York 10019
                                                     Telephone (646) 471 4000
                                                     Facsimile (646) 394 1301


                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Comet Systems, Inc.:


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and redeemable securities and of cash flows present fairly, in all material respects, the financial position of Comet Systems, Inc. (the "Company"), at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                                     PricewaterhouseCoopers LLP

New York, New York
February 12, 2004
Except for Note 9, as to which the date is April 1, 2004

COMET SYSTEMS, INC.
BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                               DECEMBER 31,
                                                                     -------------------------------
                                                                         2003               2002
ASSETS
Current assets:
  Cash and cash equivalents                                          $  4,778,543       $  3,796,162
  Short-term investments                                                  358,887            337,746
  Accounts receivable                                                   1,599,342          1,351,056
  Prepaid expenses and other assets                                        47,345             16,869
                                                                     ------------       ------------
    TOTAL CURRENT ASSETS                                                6,784,117          5,501,833
  Property, plant and equipment, net                                      325,221            381,552
  Other assets - domain names                                             337,936
  Other deposits                                                          250,000            250,000
                                                                     ------------       ------------
    TOTAL ASSETS                                                     $  7,697,274       $  6,133,385
                                                                     ============       ============

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                   $    249,679       $    198,011
  Accrued expenses                                                        115,119            128,198
  Current portion of long-term debt                                       113,528
  Other current liabilities                                               394,762
                                                                     ------------       ------------
    TOTAL CURRENT LIABILITIES                                             873,088            326,209

  Long-term debt                                                          180,254
  Other liabilities                                                     1,306,486            331,212
                                                                     ------------       ------------
    TOTAL LIABILITIES                                                   2,359,828            657,421
                                                                     ------------       ------------

Redeemable Securities:
  Convertible Preferred Stock
  Series A Convertible Preferred Stock $0.001 par value;
    authorized, issued and outstanding 1,191,189 shares
    at December 31, 2003 and 2002 (at redemption value)                 2,499,948          2,499,948
                                                                     ------------       ------------
  Series B Convertible Preferred Stock $0.001 par value;
    authorized, issued and outstanding 1,575,955 shares
    at December 31, 2003 and 2002 (at redemption value)                 6,999,919          6,999,919
                                                                     ------------       ------------
  Series C Convertible Preferred Stock $0.001 par value;
    authorized 2,405,710 shares and issued and outstanding
    2,399,805 shares at December 31, 2003 and 2002
    (at redemption value)                                              20,200,119         20,200,119
                                                                     ------------       ------------

Stockholders' deficit:
  Series M Convertible Preferred Stock $0.001 par value;
    authorized, issued and outstanding 220,000 shares
    at December 31, 2003 and none as of December 31, 2002                     220
  Common Stock, $0.001 par value, authorized 45,000,000 shares:
    issued and outstanding 8,336,954 and 8,554,554 shares
    as of December 31, 2003 and 2002, respectively                          8,337              8,555
  Treasury Stock                                                          (29,963)           (29,963)
  Additional paid-in capital                                            4,976,810          4,976,810
  Deferred Compensation                                                   (31,584)          (184,142)
  Accumulated deficit                                                 (29,286,360)       (28,995,282)
                                                                     ------------       ------------
    TOTAL STOCKHOLDERS' DEFICIT                                       (24,362,540)       (24,224,022)
                                                                     ------------       ------------
    TOTAL LIABILITIES, REDEEMABLE SECURITIES
      AND STOCKHOLDERS' DEFICIT                                      $  7,697,274       $  6,133,385
                                                                     ============       ============


    The accompanying notes are an integral part of the financial statements.

COMET SYSTEMS, INC.
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                                                    YEAR ENDED DECEMBER 31,
                                                                 -----------------------------
                                                                     2003              2002
REVENUE                                                          $ 8,421,955       $ 6,187,700
                                                                 -----------       -----------
OPERATING EXPENSES
  Network operations and engineering                                 636,705           743,675
  Product development                                              2,269,262           998,096
  Sales and marketing                                              1,040,981           296,883
  General and administrative                                       2,702,769         2,539,589
  Depreciation and amortization                                      305,860           309,687
  Amortization of deferred compensation                              152,558           333,304
  Loss related to unused office space under operating lease        1,499,810
                                                                 -----------       -----------
    TOTAL OPERATING EXPENSES                                       8,607,945         5,221,234
                                                                 -----------       -----------
    INCOME (LOSS) FROM OPERATIONS                                   (185,990)          966,466

Interest income (expense), net                                      (105,088)           53,086
                                                                 -----------       -----------
    NET INCOME (LOSS)                                            $  (291,078)      $ 1,019,552
                                                                 ===========       ===========


    The accompanying notes are an integral part of the financial statements.

COMET SYSTEMS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT AND REDEEMABLE SECURITIES
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


                                                     REDEEMABLE SECURITIES
                              ----------------------------------------------------------------------
                                                     CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001
                              ------------------------------------------------------------------------------------------------
                                     SERIES A                SERIES B                SERIES C                SERIES M
                              ----------------------  ----------------------  -----------------------  -----------------------
                                SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT       SHARES      AMOUNT
                              ---------  -----------  ---------  -----------  ---------  ------------  ---------  ------------
Balance at December 31, 2001  1,191,189  $ 2,499,948  1,575,955  $ 6,999,919  2,399,805  $ 20,200,119

Exercise of common stock
  options
Amortization and
  forfeiture of
  deferred compensation
Net income
                              ---------  -----------  ---------  -----------  ---------  ------------  ---------  ------------
Balance at December 31, 2002  1,191,189    2,499,948  1,575,955    6,999,919  2,399,805    20,200,119

Amortization of deferred
  compensation
Issuance of common stock
  for nominal consideration
Conversion of common stock
  to Series M Preferred stock                                                                            220,000  $        220
Net loss
                              ---------  -----------  ---------  -----------  ---------  ------------  ---------  ------------
Balance at December 31, 2003  1,191,189  $ 2,499,948  1,575,955  $ 6,999,919  2,399,805  $ 20,200,119    220,000  $        220
                              =========  ===========  =========  ===========  =========  ============  =========  ============


                                   COMMON STOCK                  ADDITIONAL
                              ----------------------   TREASURY    PAID-IN     DEFERRED   ACCUMULATED
                                SHARES      AMOUNT      STOCK      CAPITAL   COMPENSATION   DEFICIT
                              ---------  -----------  ---------  -----------  ---------   ------------
Balance at December 31, 2001  8,387,822  $     8,388  $ (29,963) $ 5,140,658  $(689,301)  $(30,014,834)

Exercise of common stock
  options                       166,732          167                   8,007
Amortization and
  forfeiture of
  deferred compensation                                             (171,855)   505,159
Net income                                                                                   1,019,552
                              ---------  -----------  ---------  -----------  ---------   ------------
Balance at December 31, 2002  8,554,554        8,555    (29,963)   4,976,810   (184,142)   (28,995,282)

Amortization of deferred
  compensation                                                                  152,558
Issuance of common stock
  for nominal consideration       2,400            2
Conversion of common stock
  to Series M Preferred stock  (220,000)        (220)
Net loss                                                                                      (291,078)
                              ---------  -----------  ---------  -----------  ---------   ------------
Balance at December 31, 2003  8,336,954  $     8,337  $ (29,963) $ 4,976,810  $ (31,584)  $(29,286,360)
                              =========  ===========  =========  ===========  =========   ============


    The accompanying notes are an integral part of the financial statements.

COMET SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                                            YEAR ENDED DECEMBER 31,
                                                                         -----------------------------
                                                                             2003              2002
Cash flows from operating activities:
  Net income (loss)                                                      $  (291,078)      $ 1,019,552
  Adjustments to reconcile net loss to net cash
    provided by operating activities:
      Depreciation and amortization                                          305,860           309,687
      Amortization of deferred compensation and equity compensation          152,560           333,304
      Loss related to unused office space under operating lease            1,499,810
      Change in assets and liabilities:
        Increase in accounts receivable                                     (248,286)       (1,011,330)
        Decrease (increase) prepaid expenses and other assets                (30,476)            1,278
        Decrease in other assets                                                               150,000
        Increase in accounts payable                                          51,668            76,762
        Increase (decrease) in accrued expenses                              (13,079)           54,435
        Increase (decrease) in other liabilities                            (129,774)          121,563
                                                                         -----------       -----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                        1,297,205         1,055,251
                                                                         -----------       -----------
Cash flows from investing activities:
  Investments short-term Certificates of deposit, net                        (21,141)         (337,746)
  Purchase of property and equipment                                        (167,959)          (58,767)
                                                                         -----------       -----------
          NET CASH USED IN INVESTING ACTIVITIES                             (189,100)         (396,513)
                                                                         -----------       -----------
Cash flows from financing activities:
  Principal payments of long-term debt                                      (125,724)
  Exercise of common stock options                                                               8,174
                                                                         -----------       -----------
          NET CASH USED IN FINANCING ACTIVITIES                             (125,724)            8,174
                                                                         -----------       -----------
          NET INCREASE IN CASH                                               982,381           666,912

Cash at beginning of year                                                  3,796,162         3,129,250
                                                                         -----------       -----------
          CASH AT END OF YEAR                                            $ 4,778,543       $ 3,796,162
                                                                         ===========       ===========

    The accompanying notes are an integral part of the financial statements.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.       ORGANIZATION AND NATURE OF OPERATIONS:

         Comet Systems, Inc. (the "Company") was incorporated in the State of Delaware on March 26, 1997 (date of inception). The Company is mainly engaged in the development and marketing of online search tools, Comet Search and Comet Travel. The Company also provides information services, online security and privacy tools, and customized cursor and screensaver software.

         The Company is subject to the risks, expenses and uncertainties frequently encountered by companies in the rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the nonacceptance or rejection of the Company's services by web consumers, vendors, sponsors and/or advertisers and the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. The Company operates in a single segment.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the amounts of revenue and expenses during the reporting period. The most significant estimate relates to the valuation of stock options granted to employees and valuation allowance provided on deferred tax assets. Actual results could differ from those estimates and differences could be material.

         REVENUE RECOGNITION
         The majority of the Company's revenues are derived from sponsored online searches. The Company has an exclusive agreement with Overture Services, Inc. ("Overture") a provider of services for searching and indexing Internet information. Under this agreement, the Company earns revenues from Overture based on Paid Transfers (a "Paid Transfer" occurs when a user of the Company's online tools clicks on an Overture link which an advertiser has paid to have listed in the Overture network) and on amounts collected by the service provider derived from such link. Revenue from sponsored online searches is recognized in the period in which the Paid Transfers occur. Revenues from Overture amounted to 80% and 77% of revenues for the years ended December 31, 2003 and 2002. (See also, Note 9, Subsequent Event).

         The Company also earns revenues from an agreement with Orbitz, Inc. ("Orbitz"). Under this agreement, the Company earns revenue by directing the users of its online tools to Orbitz via an option on the toolbar. Additionally, the Company earns revenue for clicks, which are facilitated by a concurrent search conducted through the Company's Internet tool. Content for this concurrent search is provided by Orbitz. Additional revenue is earned by the Company when its users book travel arrangements subsequent to a `Click'. A set fee is earned for each booking. Revenue from Orbitz is recognized in the period in which the clicks occur. Revenues from Orbitz amounted to 19% of revenues for each of the years ended December 31, 2003 and 2002.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         In addition, the Company earns revenues based on affiliate links from Company web pages (these are links to companies which pay for traffic to their websites). Revenue from affiliate links is recognized as the cash is received for the period in which the affiliate links occur.

         The Company recognizes revenue on these arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service has been performed, and collectibility of the resulting receivable is reasonably assured.

         CASH AND CASH EQUIVALENTS
         The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

         CONCENTRATIONS OF CREDIT RISK
         Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, cash equivalents, short-term investments and accounts receivable. At December 31, 2003 and 2002, Overture and Orbitz accounted for approximately 99% of accounts receivable, in both years. At certain times, cash balances on deposit exceed Federal Deposit Insurance Corporation limits.

         FAIR VALUE OF FINANCIAL INSTRUMENTS
         The Company's financial instruments consist of cash, cash equivalents, bank deposits with original maturities in excess of three months at the date of purchase ("short-term investments"), accounts receivable, and accounts payable. Due to the nature and relatively short term nature of these financial instruments there is no material difference between the carrying values and fair values at December 31, 2003 and 2002.

         PROPERTY AND EQUIPMENT
         Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally ranging from 3-7 years.

         RESEARCH AND DEVELOPMENT EXPENSES
         Research and development expenses are charged to income as incurred.

         ACCOUNTING FOR STOCK-BASED COMPENSATION
         Employee stock awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company provides the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and related interpretations. Stock-based awards to non-employees are accounted for under the provisions of SFAS 123.

         Giving effect to compensation expense, based upon the fair value of options at the date of grant in accordance with SFAS 123 (using the minimum value method with the following assumptions for grants in 2003 and 2002: 0% dividend yield; weighted risk-free interest rates of 4% and 4.6%, respectively; and expected lives of 5 years. As permitted under the provisions of SFAS No. 123 and based on the lack of public market data for the Company's stock, no factor for volatility has been reflected in the option pricing calculation) for the years ended December 31, 2003 and 2002 does not have a material impact on net operating results. The weighted average estimated fair value of options granted during 2003 and 2002 was approximately $0.001 in both years.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         INCOME TAXES
         Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

         COMPREHENSIVE INCOME
         Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", requires a full set of general purpose financial statements to be expanded to include the reporting of "comprehensive income." Comprehensive income (loss) is comprised of two components, net income (loss) and other comprehensive income (loss), which includes all changes in equity during a period from nonowner sources including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. The Company's comprehensive income (loss) is equal to its net income (loss) for all periods presented.

3.       PROPERTY AND EQUIPMENT:

         Property and equipment, at cost, consist of the following at December
         31:

                                            2003           2002      USEFUL LIFE

         Computer equipment             $ 1,363,481   $ 1,195,522   3 to 4 years
         Furniture and equipment             59,831        59,831       7 years
                                        -------------------------   ------------
                                          1,423,312     1,255,353
         Less, Accumulated depreciation   1,098,091       873,801
                                        -------------------------

                                        $   325,221   $   381,552
                                        =========================

4.       COMMON STOCK AND REDEEMABLE PREFERRED STOCK:

         COMMON STOCK
         During 2002, employees exercised options to acquire shares of Common Stock totaling 166,732, at a weighted average exercise price of $0.05. The total proceeds in 2002 from the exercise of options amounted to $8,174. No options were exercised in 2003.

         In 2003, the Company issued 2,400 shares of Common Stock to a service provider for services rendered. The fair value of the Common Stock issued on the date of grant was immaterial.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         REDEEMABLE PREFERRED STOCK
         The Company is authorized to issue 5,392,854 shares of Preferred Stock with rights and preferences as described below. As of December 31, 2003, 1,191,189, 1,575,955, 2,405,710 and 220,000 shares have been designate as Series A, Series B, Series C and Series M Preferred Stock, respectively.

         On August 13, 2003, 220,000 Common Stock held by two of the Company's shareholders, were converted to 220,000 M Preferred Stock.

         DIVIDENDS
         The holders of Series A, B and C Preferred Stock ("Preferred Stock") shall be entitled to dividends at a rate of 8% of the original issue price, per annum, per share payable in any fiscal year, when as and if declared by the Board of Directors of the Company, in preference and priority to any payment of any dividend on Common Stock. The original issue price is $2.0987, $4.4417, and $8.4174, per share for Series A, B and C Preferred, respectively. The right to such dividends shall accrue when declared by the board of directors. After such dividends are paid, any additional dividends will be distributed pro rata to the holders of Common Stock and the holders of Preferred Stock based on the number of Common Stock outstanding and Common Stock issuable upon the conversion of the Preferred Stock.

         Management of the Company, based on advice of legal counsel given in 2003, interprets the Company's Article of Incorporation in such a way that the dividends do not accrue unless declared by the Board in each fiscal year. Since no such declaration was made by the Board, liquidation and redemption amounts of the Preferred Stock do not include accrued dividends.

         CONVERSION
         The holders of Preferred Stock and Series M Preferred Stock have the right to convert their stock to Common Stock at any time. Each Preferred Stock and Series M Preferred Stock is convertible into the number of Common Stock, which result from dividing the original issue price for each series of Preferred Stock by the conversion price per share (as defined in the Company's Restated Certificate of Incorporation) for each series of Preferred Stock. As of December 31, 2003 each Preferred Stock is convertible into three shares of Common Stock and each Series M Preferred Stock is converted into one share of Common Stock. The Preferred Stock and Series M Preferred Stock shall be automatically converted to Common Stock upon the vote of more than 50% of the holders of each series of preferred stock, or upon the effectiveness of a firm commitment underwritten public offering at a per share price of at least $8.417 (as adjusted for stock splits, combinations, stock dividends or the like) and at which the aggregate gross proceeds to the Company are at least $60,000,000.

         VOTING RIGHTS
         The holders of Preferred Stock and M Preferred Stock shall vote with the holders of Common Stock as a single class and shall be entitled to one vote for each share of Common Stock into which the Preferred Stock or the M preferred Stock so held would be convertible into on the record date set for such vote of stockholders. In addition, each of the Series of Preferred Stock, except Series M, voting as a series, has the right, to elect a director to the Board.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         LIQUIDATION PREFERENCE
         In the event of liquidation (including dissolution or winding up of the Company, sale of all or substantially all of the Company's assets any transaction that will result in the holders of the outstanding voting equity securities of the Company holding less than 50% of the voting equity securities of the Company) the holders of Preferred Stock shall be entitled to receive (subject to the below rights of the M Preferred Stock) prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock, the amount of the original issue price per each Preferred Stock, as defined above, plus an amount equal to all declared or accrued but unpaid dividends. After payment has been made to the holders of Preferred Stock of the full amounts to which they shall be entitled all remaining assets of the Company shall be distributed pro rata to the holders of Common Stock and the holders of Preferred Stock based on the number of Common Stock outstanding and Common Stock issuable upon the conversion of the Preferred Stock. In the event that the consideration received from liquidation is greater than or equal to $80,000,000, then the holders of Preferred Stock shall not be entitled to any liquidation preference or dividends and the proceeds will be distributed pro rata to the holders of Common Stock and the holders of Preferred Stock based on the number of Common Stock outstanding and Common Stock issuable upon the conversion of the Preferred Stock.

         REDEMPTION OF PREFERRED STOCK
         At the written request of the holders of (i) at least 50% of the outstanding shares of the C Preferred Stock, or (ii) at least 66 2/3% of the outstanding shares of the A and B Preferred Stock, voting together, delivered prior to May 14, 2004, the Company shall redeem, from any source of funds legally available therefore, the C Preferred, A Preferred or B Preferred, as applicable, held by such holders delivering such notice in two equal annual installments occurring on each of June 14, 2004 and June 14, 2005. The Company shall pay in cash in exchange for each share of C Preferred, A Preferred or B Preferred, as applicable, to be redeemed a sum equal to the applicable original purchase price per share for each share of Preferred Stock plus all declared but unpaid dividends on such shares.

         SERIES M PREFERRED STOCK
         If upon Liquidation or redemption, all or any portion of the amounts is paid to the holders of the Preferred Stock and/or any other payment or distribution is made to any other class of stock in preference to the distribution of assets to the holders of Common Stock, each holder of Series M preferred Stock shall be entitled to receive out of such amount, pari passu with the holders of the Preferred Stock an amount per share equal to approximately 12% of the aggregate amount paid divided by the number of M Preferred Stock outstanding. The aggregate Series M payment shall be deducted from the proceeds otherwise receivable by the holders of Preferred Stock.

5.       STOCK OPTION PLANS

         During 1997, the Company established the Comet Systems, Inc. 1997 Stock Plan (the "Plan"). The Plan was approved by the board of directors and shareholders and provided for the issuance of incentive stock options ("ISO") or nonqualified stock options ("NSO") to purchase up to 6,885,000 Common Stock.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         The following table summarizes the activity of the Company's stock option plans:


                                                        2003                        2002
                                              ------------------------    ------------------------
                                                              WEIGHTED                    WEIGHTED
                                                              AVERAGE                     AVERAGE
                                              NUMBER OF       EXERCISE    NUMBER OF       EXERCISE
                                               OPTIONS         PRICE       OPTIONS         PRICE
                                              ---------       --------    ---------       --------
         Outstanding, beginning of year       2,188,032       $   0.20    2,397,261       $   0.38
         Granted                                380,200       $   0.28      689,900       $   0.30
         Exercised                                                         (166,732)      $   0.05
         Cancelled                              (40,310)      $   0.28     (732,397)      $   0.26
                                              ---------                   ---------
         Outstanding, end of year             2,527,922       $   0.21    2,188,032       $   0.20
                                              =========                   =========

         The following table summarizes information about stock options outstanding at December 31, 2003:

                                    OPTIONS OUTSTANDING
                           -----------------------------------------
                                           WEIGHTED-
                                            AVERAGE
                                           REMAINING
            EXERCISE         NUMBER       CONTRACTUAL     OPTIONS
              PRICE        OUTSTANDING       LIFE        EXERCISABLE

         $0.002-$0.033        275,801         4.8           275,801
         $0.045-$0.050        493,636         5.3           513,946
         $ 0.15                15,000         5.5            15,000
         $ 0.28             1,743,485         7.7           911,821
                            ---------                     ---------
                            2,527,922         6.8         1,716,568
                            ---------                     ---------

         Prior to year 2002, certain options issued to employees were granted at a price that was lower than the deemed fair value of the Common Stock at the date of grant. This difference was recorded as deferred compensation. The deferred compensation is amortized over the vesting period of each grant, which is generally four years. Amortization of deferred compensation amounted to $152,558 and $333,304 for the years ended December 31, 2003 and 2002, respectively. Deferred compensation was reduced by $0 and $171,855 for the years ended December 31, 2003 and 2002, respectively, associated with the forfeiture of employee options.

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         REPRICING OF STOCK OPTIONS
         In April 2002, the Company's Board of Directors approved the repricing of the exercise prices for 1,192,400 (of which 1,168,785 stock options are outstanding at December 31, 2003) stock options previously granted to employees, effectively reducing the exercise prices ranging from $0.74 to $1.49 per share to $0.28 per share, which the Company estimated to be the fair value of the Company's Common Stock on the date of repricing. As a result of the repricing the repriced options shall be accounted for as variable from the date of the modification to the date the award is exercised, forfeited, or expires, in accordance with FASB Interpretation No. 44 "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25". Management estimates that the fair value of one Common stock has not increased over $0.28 through December 31, 2003 and therefore no compensation has been recognized in connection with the repriced options in the accompanying financial statements. Future increases in the fair value of Common Stock will result in compensation expense, which could be material.

6.       COMMITMENTS

         LEASE COMMITMENT
         The Company leases an office under a seven-year, noncancelable operating lease. Future minimum annual lease payments under this noncancelable operating lease are as follows:

                                               OPERATING
                                                 LEASE
                                              -----------
         Year ending December 31,
           2004                               $   932,531
           2005                                   956,951
           2006                                   961,021
           2007                                   160,170
                                              -----------
                                              $ 3,010,672
                                              ===========

         This lease includes scheduled base rent increases over the term of the lease. The total amount of the base rent payments are charged to expense based on the straight-line method over the term of the lease. Rent expense for the years ended 2003 and 2002 was approximately $696,000 and $895,000, respectively.

         During May 2003, the Company permanently ceased using a portion of the leased office space (referred to as "Vacated Space") that is functionally independent from the leased office space that the Company will continue to use through the remaining term of the lease. Accordingly, the Company recorded a liability of approximately $1.5 million that represented the estimated present value of the future lease payments related to the Vacated Space. As of December 31, 2003, the provision was reduced to approximately $1.3 million by payments made during 2003. In determining the amount of the liability, the Company considered the potential of subleasing the Vacated Space and after consulting with real estate agents and legal counsel, it was concluded that certain contractual terms included in the lease would preclude the Company from obtaining a sublease tenant under economically acceptable terms. Therefore, in computing the present value of the lease payments the Company excluded from the computation potential sublease income. In calculating the present value of the future lease payments, the Company discounted the payments at a rate of 15% which management estimates to be the applicable borrowing rate for the Company. The Company recognized interest expenses related with the payments made for the unused office space of approximately $144,000 in 2003. As of December 31, 2003, approximately

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         $400,000 of the Vacated Space liability is included in other current liabilities and the balance is included in other liabilities.

         BONUS PLAN
         In June 2003, the Company's Board of Directors established a bonus pool to provide employees and consultants with 3.45% of the total assets or surplus funds to be distributed to the Preferred Stockholders in the event of liquidation or redemption, calculated without regard to the Series M preferred Stock liquidation or redemption rights. Eligible employees and consultants are those working for the Company on the date of liquidation or redemption that hold shares of Common Stock or exercisable stock options. In the event that no liquidation or sale transaction occurs on or prior to December 31, 2003, the Bonus Pool for eligible participants will increase to up to 15% of total assets or surplus funds available for distribution.

7.       LONG-TERM DEBT

         On May 12, 2003, the Company entered into an agreement to license the domain names associated with Screensavers.com, Inc. The contract initially allowed the Company exclusive rights to use the domain names and all associated rights for sixty days. The agreement included a purchase option, under which the Company would purchase the domain names during the initial term of the contract as long as Screensavers.com met certain requirements specified in the contract. As the requirements were met, the Company exercised the purchase option and purchased the domain names in June of 2003. The aggregate purchase price is $500,000, payable $75,000 upfront and the remainder in 34 monthly installments of $12,500 each. In connection with this acquisition the Company recorded an intangible asset - domain names (presented as other assets -domain names, on the balance sheet) in the amount of approximately $420,000 and a liability (presented as Long-term debt on the balance sheet) in the same amount, which is based on the estimated present value of the purchase price. The Company calculated the present value based on 15% rate, which management estimates to be the applicable borrowing rate for the Company.

         The domain names are amortized over 3 years. In 2003 the Company recorded approximately $82,000 amortization expense and approximately $24,000 interest expense. Amortization expenses of the intangible asset- domain names are expected to be approximately $140,000, $140,000 and $58,000 in 2004, 2005 and 2006, respectively.

         The following table summarizes future principal payments to Screensavers.com:

         Year ending December 31,
           2004                                $ 113,528
           2005                                  131,778
           2006                                   48,476
                                               ---------
                                               $ 293,782
           Less Current portion:                (113,528)
                                               ---------
                                               $ 180,254
                                               =========

COMET SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.       INCOME TAXES

         In 2003 and 2002 the provision for federal, state or local income taxes is $15,253 and $ 0 respectively. The Company had approximately $22.7 million of federal net operating loss carryforwards available to offset against future taxable income. Such carryforwards expire in various years through 2022. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is not more likely than not that these assets will be realized. The tax effect of temporary differences that give rise to significant portions of Federal deferred tax assets principally consists of the Company's net operating loss carryforwards.

         Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carryforwards may be limited under the change in stock ownership rules of the Code. The Company has not yet determined whether its net operating loss carryforwards would be limited by Section 382.

         The effects of temporary differences and tax loss carryforwards that give rise to significant portions of Federal deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

                                                             DECEMBER 31,
                                                  -----------------------------
                                                       2003             2002
                                                  ------------     ------------
         Current deferred tax (liability) asset:
           Accrual to cash adjustment             $   (532,339)    $   (316,514)
           Rent restructuring                          181,045               --

         Non-current deferred tax assets:
           Rent restructuring                          513,680               --
           Net operating loss carryforward          10,289,556       10,826,610
           Depreciation and amortization                34,517          (60,455)
           Tax credit                                   12,958               --
                                                  ------------     ------------
                                                    10,499,417       10,449,641

         Valuation allowance                       (10,499,417)     (10,449,641)
                                                  ------------     ------------
         Total non-current deferred tax asset     $         --     $         --
                                                  ============     ============

9.       SUBSEQUENT EVENT

         On March 24, 2004, Overture notified the Company that they were terminating the agreement between the Company and Overture (see note 2) and would no longer purchase services from the Company under this agreement.

                                    FINDWHAT
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

         The following unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 gives effect to the merger of FindWhat.com (FindWhat) and Comet Systems, Inc. (Comet) as if the merger had occurred on January 1, 2003. The following unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003. The unaudited pro forma condensed consolidated financial data was prepared from (1) FindWhat's audited historical consolidated financial statements as of and for the year ended December 31, 2003 and (2) Comet's audited historical consolidated financial statements as of and for the year ended December 31, 2003.

         The unaudited pro forma condensed consolidated financial data includes all adjustments necessary for a fair presentation of the data and, in the opinion of management, has been prepared on the same basis as that of the underlying audited financial statements. The unaudited pro forma condensed consolidated financial data is a presentation of historical results with accounting adjustments necessary to reflect the estimated pro forma effect of the merger on the financial position and results of operations of FindWhat. The unaudited pro forma condensed consolidated financial data does not reflect the effects of any anticipated changes to be made by FindWhat to the operations, is presented for information purposes only, and should not be construed to be indicative of results of operations or financial position that actually would have occurred had the merger of FindWhat and Comet been consummated as of the date indicated or the combined entity's future results of operations or financial position.

         The unaudited pro forma condensed consolidated balance sheet data has been prepared using the purchase method of accounting for the merger. The acquired assets and assumed liabilities of Comet are stated in the unaudited pro forma condensed consolidated balance sheet data at amounts representing an allocation of the purchase price based upon a preliminary estimate of the fair values of the acquired tangible and intangible assets and assumed liabilities at the assumed December 31, 2003 acquisition date.


         The unaudited pro forma condensed consolidated financial data is based upon the financial condition and operating results of Comet during periods when it was not under the control, influence, or management of FindWhat. The information presented may not be indicative of the results of operations that would have actually occurred had the merger been completed as of January 1, 2003 or December 31, 2003, as applicable, nor is it necessarily indicative of the future financial condition or operating results of the combined entity. FindWhat expects to incur reorganization and integration expenses. The unaudited pro forma condensed consolidated financial data does not give effect to these expenses or any synergies that may occur due to the integration of Comet and FindWhat and should be read in conjunction with the historical financial statements and related notes of FindWhat, which are included in FindWhat's annual report for the year ended December 31, 2003 on Form 10-K, and Comet, which are included herein.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                    FINDWHAT
                                DECEMBER 31, 2003
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT PAR VALUES)



                                                                                       PRO FORMA
         ASSETS                                              FINDWHAT      COMET      ADJUSTMENTS       NOTES   PRO FORMA
                                                             --------     --------    -----------       -----   ---------

CURRENT ASSETS
      Cash and cash equivalents                              $ 59,210     $  4,779     $ (8,557)         (a)    $ 55,432
      Short-term investments                                       --          359           --                      359
      Accounts receivable, net                                  5,051        1,599           --                    6,650
      Deferred tax assets                                         180           --       10,499          (b)      10,679
      Note receivable                                           2,054           --           --                    2,054
      Prepaid expenses and other current assets                 3,312           47           --                    3,359
                                                             --------     --------     --------                 --------

       Total current assets                                    69,807        6,784        1,942                   78,533

EQUIPMENT AND FURNITURE - NET                                   4,695          325           --                    5,020

INTANGIBLE ASSETS
      Trademarks                                                   --           --          100          (c)         100
      Websites and domain names                                    --          338          462          (c)         800
      Patents                                                      --           --          600          (c)         600
      Customer relationships                                       --           --        1,300          (c)       1,300
      License and distribution agreements                          --           --           30          (c)          30
      Partner agreements                                           --           --           30          (c)          30
      Developed technology                                         --           --        7,900          (c)       7,900
      Goodwill                                                     --           --        2,614          (c)       2,614
OTHER ASSETS                                                      156          250           --                      406
                                                             --------     --------     --------                 --------

       Total assets                                          $ 74,658     $  7,697     $ 14,978                 $ 97,333
                                                             ========     ========     ========                 ========


LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
      Accounts payable and accrued expenses                  $  7,770     $    365     $   (167)         (d)    $  7,968
      Deferred revenue                                          1,866           --           --                    1,866
      Current portion long-term debt                               --          114           25                      139
      Other current liabilities                                    --          395          324          (e)         719
                                                             --------     --------     --------                 --------

       Total current liabilities                                9,636          874          182                   10,692

DEFERRED TAX LIABILITIES                                          600           --        4,089          (b)       4,689
LONG-TERM DEBT                                                     --          180          (10)         (e)         170
OTHER LIABILITIES                                                 115        1,306          619          (f)       2,040
                                                             --------     --------     --------                 --------

      Total liabilities                                        10,351        2,360        4,880                   17,591
                                                             --------     --------     --------                 --------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE SECURITIES                                              --       29,700      (29,700)         (f)          --


STOCKHOLDERS' EQUITY (DEFICIT)
      Preferred stock                                              --           --           --                       --
      Common stock                                                 21            8           (8)         (g)          22
                                                                                              1          (h)

      Additional paid-in capital                               52,884        4,977       (4,977)         (g)      68,318

                                                                                         15,434          (h)

      Treasury stock                                              (82)         (30)          30          (g)         (82)
      Deferred compensation                                        --          (32)          32          (g)          --
      Accumulated earnings (deficit)                           11,484      (29,286)      29,286          (g)      11,484
                                                             --------     --------     --------                 --------

       Total stockholders' equity (deficit)                    64,307      (24,363)      39,798                   79,742
                                                             --------     --------     --------                 --------


       Total liabilities, redeemable securities
           and stockholders' equity (deficit)                $ 74,658     $  7,697     $ 14,978                 $ 97,333
                                                             ========     ========     ========                 ========






    The accompanying notes are an integral part of this unaudited pro forma condensed consolidated balance sheet.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                    FINDWHAT
                          YEAR ENDED DECEMBER 31, 2003
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                                  PRO FORMA
                                                                           FINDWHAT      COMET   ADJUSTMENTS    NOTES    PRO FORMA
                                                                           --------    --------  -----------    -----    ---------

Revenues                                                                   $ 72,221    $  8,422    $     --               $ 80,643
                                                                           --------    --------    --------               --------


Operating expenses
      Search serving                                                          2,802         860          --                  3,662
      Marketing, sales and service                                           40,963       1,041          --                 42,004
      General and administrative                                              8,604       2,703        (331)     (i)        10,976
      Product development                                                     1,520       2,269          --                  3,789
      Amortization of deferred compensation                                      --         153          --                    153
      Loss related to unused office space under operating lease                  --       1,500         303      (j)         1,803
      Amortization of intangible assets                                          --          82       2,918      (k)         3,000
                                                                           --------    --------    --------               --------

Total operating expenses                                                     53,889       8,608       2,890                 65,387
                                                                           --------    --------    --------               --------

Income (loss) from operations                                                18,332        (186)     (2,890)                15,256
Other income (expense)
      Interest expense                                                           --        (144)         71      (l)           (73)
      Interest income                                                           532          39         (86)     (m)           485
                                                                           --------    --------    --------               --------


Income (loss) before provision for income taxes
                                                                             18,864        (291)     (2,905)                15,668

Income tax expense                                                            7,106          --           5      (n)         7,111
                                                                           --------    --------    --------               --------

Net income (loss)                                                          $ 11,758    $   (291)   $ (2,910)              $  8,557
                                                                           ========    ========    ========               ========

Net income (loss) per share
          Basic                                                            $   0.59                                       $   0.41
                                                                           ========                                       ========
          Diluted                                                          $   0.53                                       $   0.37
                                                                           ========                                       ========

Weighted-average number of common
      shares outstanding
          Basic                                                              19,867                                         20,705
                                                                           ========                                       ========
          Diluted                                                            22,076                                         22,914
                                                                           ========                                       ========


The accompanying notes are an integral part of this unaudited pro forma condensed consolidated statement of operations.

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

         On March 22, 2004, FindWhat.com (FindWhat), a leading developer and provider of performance-based marketing and commerce enabling services for online businesses, completed its acquisition of all the outstanding stock of Comet Systems, Inc. (Comet), a leading provider of connected desktop consumer software. In connection with the acquisition, FindWhat issued 837,510 shares of FindWhat common stock valued at $18.43 per share (which was the average closing price from March 18, 2004 to March 22, 2004) and paid approximately $8.1 million in cash, after reduction for a preliminary estimate of the net asset value adjustment, to Comet stockholders. Comet stockholders may receive up to an additional $10.0 million in cash based on Comet's operating performance in 2004 and 2005.

         FindWhat's total acquisition costs are estimated to equal $0.5 million.

         Comet's current and long-term liabilities include an accrued loss of approximately $1.5 million representing the present value of the lease obligation related to unused office space under Comet's current operating lease. Presently, FindWhat does not expect to occupy the space and hence the liability has been reflected in the fair value of liabilities at $1.8 million using FindWhat's discount rate. However, this is preliminary and FindWhat expects to further evaluate this in the next few months. If it becomes probable that FindWhat, or a third party sub-lessee, may occupy this unused space in the future, the liability may be decreased and goodwill will be decreased accordingly.

         The unaudited pro forma condensed consolidated statement of income data for the year ended December 31, 2003 gives effect to the merger of FindWhat and Comet as if the merger had occurred on January 1, 2003.

         The unaudited pro forma condensed consolidated balance sheet data as of December 31, 2003 gives effect to the merger as if it had occurred on December 31, 2003.

         Certain amounts in Comet's financial statements have been reclassified to conform to FindWhat's presentation.

2. PRELIMINARY PURCHASE PRICE AND PURCHASE PRICE ALLOCATION

         The unaudited pro forma condensed consolidated financial statements reflect an estimated purchase price of approximately $24.0 million as follows (in thousands):


         Common stock (837,510 shares at $18.43, per share)           $  15,435
         Cash                                                             8,057
         Acquisition costs                                                  500
                                                                      ---------

         Total                                                        $  23,992
                                                                      =========

         Under the purchase method of accounting, the total estimated purchase price is allocated to Comet's net tangible and intangible assets based upon their estimated fair value as of the date of completion of the merger. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on FindWhat's final analysis, is as follows (in thousands):

          Cash                                                $  4,779
          Short-term investments                                   359
          Accounts receivable, net                               1,599
          Other current assets                                      47
          Property and equipment, net                              325
          Deferred tax assets                                   10,499
          Other assets                                             250
          Intangible assets
              Trademarks                                           100
              Websites and domain names                            800
              Patents                                              600
              Customer relationships                             1,300
              License and distribution agreements                   30
              Partner agreements                                    30
              Developed technology                               7,900
              Goodwill                                           2,614
          Accounts payable and accrued expenses                   (198)
          Other current liabilities                               (719)
          Long-term debt                                          (309)
          Other liabilities                                     (1,925)
          Deferred tax liabilities                              (4,089)
                                                              --------

          Total                                               $ 23,992
                                                              ========

PRO FORMA ADJUSTMENTS

     BALANCE SHEET

     (a) To reflect the cash portion paid for the merger of $8.1 million. Cash was further decreased by the direct acquisition costs to be paid of $0.5 million.

     (b) To reflect the elimination of the valuation allowance related to the deferred tax assets consisting primarily of net operating loss carryforwards (NOLs) since FindWhat believes it is more likely than not that the consolidated entity will be able to realize the full benefit of the NOLs deferred tax asset. Since this was a stock acquisition, the increase in deferred income tax liabilities relates to the tax effect recorded in purchase accounting of the different book and tax basis of the acquired intangibles other than goodwill, using FindWhat's effective tax rate of 38%.

     (c) To record estimated values of amortizable intangible assets and non-amortizable goodwill, trademarks, and websites and domain names resulting from the proposed merger, with the estimated lives, as follows:


                                                                 Estimated Lives
                                                    Fair Value    of Intangible
                                                  (in thousands)     Assets
                                                  -------------- ---------------

               Trademarks                            $  100        Indefinite
               Websites and domain names                800        Indefinite
               Patents                                  600         10 years
               Customer relationships                 1,300         8 months
               License and distribution agreements       30          1 year
               Partner agreements                        30          1 year
               Developed technology                   7,900         5 years
               Goodwill                               2,614        Indefinite


     (d) To eliminate the deferred rent liability related to straight-line recognition of rent expense.

     (e) To adjust long-term debt using FindWhat's discount rate.

     (f) To record the above-market lease liability related to the occupied portion of the building lease and to adjust the accrued lease obligation related to the unoccupied portion of the building lease using FindWhat's discount rate.

     (g) To eliminate the historical redeemable securities and stockholders' equity of Comet.

     (h) To record the value of FindWhat 837,510 shares of common stock issued in the merger, at $18.43 per share, the average closing price from March 18, 2004 to March 22, 2004.

STATEMENT OF OPERATIONS

(i) To amortize the above-market building lease liability as a reduction of rent expense.

(j) To adjust the loss related to unused office space under operating lease using FindWhat's discount rate.

(k) To reflect amortization of the amortizable intangible assets on a straight-line basis resulting from the proposed merger, with the estimated lives, as follows:



                                                                             Estimated Lives          Annual
                                                            Fair Value        of Intangible        Ammortization
                                                          (in thousands)          Assets           (in thousands)
                                                          --------------     ---------------       --------------

                 Trademarks                                   $  100            Indefinite             $   --
                 Websites and domain names                       800            Indefinite                 --
                 Patents                                         600             10 years                  60
                 Customer relationships                        1,300              8 months              1,300
                 License and distribution agreements              30              1 year                   30
                 Partner agreements                               30              1 year                   30
                 Developed technology                          7,900              5 years               1,580
                 Goodwill                                      2,614              Indefinite               --




(l) To reflect the decrease in interest expense related to the amortization of the accrued liability for the unoccupied portion of the building lease, to recognize interest expense related to the over market liability for the occupied portion of building lease and to decrease the interest expense related to the long-term debt.

(m) To reflect the decrease in interest income based on cash consideration for the merger of $8.1 million and $0.5 million of direct acquisition costs assuming an annual interest rate of 1%.

(n) To adjust the provision for taxes to reflect the impact of the pro forma adjustments using FindWhat's 2003's effective tax rate of 38%.

3. PRO FORMA EARNINGS PER SHARE

         Shares used to calculate unaudited pro forma basic and diluted earnings per share were computed by adding 837,510 shares of FindWhat common stock issued in the merger.



         Details of the calculations follow (in thousands):
                                                                                      FindWhat       Adjustments    Pro Forma
                                                                                      --------       -----------    ---------

         Weighted-average number of common shares outstanding - basic                  19,867            838          20,705
         Dilution from stock options and warrants                                       2,209             --           2,209
                                                                                       ------            ---          ------

         Weighted-average number of common share equivalents outstanding - diluted     22,076            838          22,914
                                                                                       ======            ===          ======
